Exhibit 10.1

November 1, 2007

Mr. Bill Loughman
1740 Kingsley Court
Lawrenceville, GA 300042

Re:  Offer of Continuing Employment with uVuMobile

Dear Bill:

We are pleased to extend our offer of continuing employment in the position of Chief Financial Officer and Interim President and Chief Executive Officer with uVuMobile, Inc. (“uVu”).  This is a position of considerable responsibility, integral to our continued business development and success and we are delighted that you will continue employment with the company.

This letter is designed to set forth the terms and conditions of our continuing employment relationship, and to supersede and replace any prior employment contracts, offer letters or other agreements that may currently be in effect between you and uVu and that govern the terms and conditions of your employment with uVu.  The specific terms of this offer for continuing employment are as follows:

First, you will be compensated at an annual gross rate of $180,000.00 (your “Base Salary”), which will be earned and paid in accordance with uVu’s ordinary payroll practices and which will be subject to all required federal, state and local tax withholding requirements.  You will also be eligible to be considered for periodic bonus payments as determined by uVu based on its evaluation of individual and company performance.  It is the company’s desire, over time, to make these bonus payments a substantial part of your compensation.

In addition to your salary and bonus opportunities, you also will be eligible to participate in uVu’s employee benefit plans and programs, subject to the terms and conditions governing those plans and programs as are established by uVu in its discretion from time-to-time.  uVu’s employee benefit  plans and programs may be amended, enlarged, or diminished by uVu from time to time, as it determines is appropriate in its sole discretion.

Because you are in a position of considerable responsibility, integral to our continued business development and success, you agree that you will devote your full business time, best efforts and business judgment, skill and knowledge to the advancement of uVu’s interests and to the discharge of your duties and responsibilities.  You will not engage in any other business activity, except for Tatum, LLC and Peachtree Media, LLC or any other additional business activities as may be approved by uVu (except for religious, charitable or other community or non-profit activities that do not impair your ability to fulfill your duties and responsibilities to uVu).

In addition, you understand and agree that your employment creates a relationship of confidence and trust with uVu with respect to all Confidential Information¹ and agree that at all times during your employment with uVu and for a period of two (2) years after the end of that employment for whatever reason, you will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of uVu, except as may be necessary in the ordinary course of performing my duties to uVu.

This letter shall not constitute an employment contract for any definite time with uVu.  You and uVu will remain in an “at will” employment relationship, meaning that you and/or uVu are free to terminate your employment at any time and for any reason.  However, in the event that uVu terminates your employment at any time during the first year following the date of this letter, other than for Cause, you will be eligible for a lump-sum, gross severance payment equal to 33% of your annual base salary (subject to legally-required withholding of any federal, state and local taxes).  For purposes of this letter, Cause shall be defined as: (a) an act of fraud, misappropriation or embezzlement; (b) your conviction for commission of a felony or a crime involving moral turpitude (including pleading guilty or nolo contendre to a felony or a lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense was committed in connection with the business of uVu; (c) your failure and/or refusal to follow work-related directions of your direct supervisor and/or the Board of Directors of uVu; or (d) a significant violation of a written or other well-established policy or procedure of uVu.

It is a pleasure extending this offer to you.  We sincerely feel that uVu can provide you with the opportunity to achieve rewarding results for both you and the company, and we look forward to your contributions.  If you have any questions about this offer, our company or your role at uvu, please do not hesitate to contact me.  If you have no further questions, please return a signed copy of this letter for your personnel file.

Sincerely,

/s/ Glenn Singer
Chairman of the Board

/s/ William J. Loughman
Accepted
November 3, 2007
Date

1 Confidential Information” means all information regarding uVu, its activities, business or clients that is the subject of reasonable efforts by uVu to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by uVu.  “Confidential Information” shall include, but is not limited to, uVu’s customer and client lists, confidential information provided by clients and prospective clients  (i.e. confidential information provided by client to assist uVu in developing products or services for the client), information and data regarding compensation received by uVu from clients, uVu’s business strategies and plans (including any merger or acquisition plans), uVu’s operational methods, uVu’s compensation information on employees, uVu’s compensation arrangements with clients, uVu’s market studies and marketing plans and any of uVu’s product development techniques or plans.